Exhibit 99.1

iPayment Reports Fourth-Quarter Results

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Feb. 18, 2004--iPayment, Inc. (Nasdaq:IPMT) today announced financial results for the fourth quarter ended December 31, 2003. For the fourth quarter, revenues increased 34% to $65,222,000 from $48,545,000 for the fourth quarter of 2002.
Net income allocable to common shareholders for the fourth quarter of 2003 increased to $10,226,000, or $0.58 per diluted share, from a net loss of $819,000, or $0.12 per diluted share, for the fourth quarter of 2002.
    The Company benefited from two favorable nonrecurring items during the fourth quarter of 2003: (1) a $1.3 million reduction in an earlier estimate for merchant losses from a single merchant to reflect lower actual losses; and (2) a reduction in the effective income tax rate for the full-year 2003 to approximately 8%, which resulted in no additional tax provision in the fourth quarter. This reduction was due to both the recognition of net operating loss carryforwards and favorable temporary differences. The Company currently estimates an effective income tax rate of 35% for fiscal 2004.
    Commenting on the announcement, Gregory S. Daily, Chairman and Chief Executive Officer of iPayment, said, "We are very pleased with our performance for the fourth quarter and full-year 2003. Our profitable growth strategy remained on track with our stated objective for long-term growth in revenues of 20% with gradual improvement in our operating margin. Charge volume increased 36% to $1,854 million in the fourth quarter of 2003 from $1,361 million in the fourth quarter of 2002. Revenues as a percentage of charge volume remained relatively constant during the fourth quarter of 2003 at 3.5% compared to 3.6% during the fourth quarter of 2002, reflecting a similar business mix in the absence of any large acquisitions during the year. The recently announced acquisition from First Data Corp. did not contribute to results of operations until January 1, 2004.
    "We continue to benefit from operating leverage as we grow. In 2003, we crossed into our established target range for our annual operating margin of 10% to 15%. Larger economies of scale lead to lower costs for processing, which we outsource. Processing costs declined to $0.21 per transaction in 2003 from $0.26 per transaction in 2002. Larger economies of scale also lead to greater efficiency at our operating centers in Los Angeles and Chicago. Total headcount declined to 256 at December 31, 2003, from 268 at December 31, 2002, despite revenue growth of 34%.
    "Looking forward, we remain confident in our ability to execute our profitable growth strategy through our ISO and bank channels, with occasional acquisitions in the fragmented small merchant arena. We have put in place a $70 million revolving credit facility led by Bank of America, which is expandable to $80 million, to fund acquisitions. Currently, approximately $45 million has been drawn."

    Outlook

    The following statements summarize the Company's guidance for long-term growth in revenues and expansion in its operating margin, as well as specific guidance for fiscal 2004.
    The Company's long-term goal for annual growth in revenues remains 20%, with 10% to 15% growth excluding acquisitions. The Company reiterates its target annual range for its operating margin of 10% to 15% of revenues, with gradual improvement each year. As in the past, the operating margin may fluctuate on a quarterly basis, and the percentage may change as a result of acquisitions with higher or lower operating margins than the Company's margins.
    For fiscal 2004, the Company is currently comfortable with a range for annual revenues of approximately $325 million to $335 million, including approximately $67 million from the recent acquisition from First Data Corp. As a result of this acquisition, which adds higher volume retail merchants with lower discount rates to the Company's portfolio mix, the Company expects revenues as a percentage of charge volume to blend close to 3% in 2004, versus 3.5% in 2003. The Company generally experiences seasonally lower revenues during the first quarter each year, when revenues run at roughly 90% of the level of subsequent quarters on a same-store basis.
    The Company currently expects an annual operating margin of approximately 11% to 12% for 2004, annual net interest expense of approximately $2.0 million to $2.5 million, an effective income tax rate of approximately 35%, and diluted weighted average shares outstanding of approximately 18.0 million to 18.5 million, including 663,000 share equivalents from outstanding convertible promissory notes. The Company currently remains comfortable with a range for earnings per diluted share for 2004 of approximately $1.20 to $1.25.

    The Company will host a conference call to discuss this release tomorrow at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for one week. A telephonic replay of the call will also be available through February 26, 2004, at 719-457-0820 (Confirmation Number 219783).

    This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the registration statement on Form S-1 for the Company's initial public offering. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 90,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.



                            iPayment, Inc.
                         Financial Highlights
                (in thousands, except per share data)

Consolidated Statements      Three months ended        Year ended
 of Operations                   December 31,          December 31,
                         ------------------------- -------------------
                            2003         2002        2003      2002
                         ------------ ------------ --------- ---------
                          (Unaudited)  (Unaudited)
Revenues                     $65,222      $48,545  $226,052  $115,813

Interchange                   31,607       24,172   114,255    51,844
Other costs of services       20,999       16,975    76,571    47,796
Selling, general and
 administrative                2,203        2,053     8,012     6,541
                         ------------ ------------ --------- ---------
  Total operating
   expenses                   54,809       43,200   198,838   106,181
                         ------------ ------------ --------- ---------
Income from operations        10,413        5,345    27,214     9,632
Other expense
  Interest expense               187        2,979     9,928     6,894
  Other                            -        3,221       265     3,221
                         ------------ ------------ --------- ---------
Income (loss) before
 income taxes                 10,226         (855)   17,021      (483)
Income tax provision
 (benefit)                         -         (456)    1,403        10
                         ------------ ------------ --------- ---------
Net income (loss)             10,226         (399)   15,618      (493)
Accretion of mandatorily
 redeemable convertible
 preferred stock                   -         (420)     (652)   (1,516)
                         ------------ ------------ --------- ---------
Net income (loss)
 allocable to
 common shareholders         $10,226        $(819)  $14,966   $(2,009)
                         ============ ============ ========= =========

Earnings (loss) per share
  Basic                        $0.63       $(0.12)    $1.14    $(0.38)
  Diluted                      $0.58       $(0.12)    $1.02    $(0.38)
Weighted average shares outstanding
  Basic                       16,356        6,736    13,131     5,254
  Diluted                     17,863        6,736    15,052     5,254




Percentages of Revenues
Interchange                     48.5%        49.8%     50.5%     44.8%
Other costs of services (1)     32.2%        35.0%     33.9%     41.3%
Selling, general and
 administrative                  3.4%         4.2%      3.5%      5.6%
Income from operations (1)      16.0%        11.0%     12.0%      8.3%



(1) Three months and year ended December 31, 2003, include the benefit of a nonrecurring $1.3 million reduction in an earlier estimate for mechant losses from a single merchant to reflect lower actual losses.


                            iPayment, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                             December 31, December 31,
Assets                                          2003         2002
                                             ------------ ------------


Cash and cash equivalents                           $733       $1,831
Accounts receivable, net                          13,108        6,687
Prepaid expenses and other                         2,624        1,287
                                             ------------ ------------
Total current assets                              16,465        9,805

Restricted cash                                   11,141        3,070
Property and equipment, net                        3,333        1,610
Intangible assets, net                            94,593       35,054
Goodwill, net                                     73,002       60,790
Other assets                                       3,409        6,652
                                             ------------ ------------
Total assets                                    $201,943     $116,981
                                             ============ ============

Liabilities and stockholders' equity

Reserve for merchant losses                       $1,198       $4,411
Accounts payable and accrued expenses             11,775       12,192
Current portion of long-term debt to a
 related party                                     4,537        7,383
                                             ------------ ------------
Total current liabilities                         17,510       23,986

Long-term debt                                    60,599       70,688
Other liabilities                                      -        2,118
                                             ------------ ------------
Total liabilities                                 78,109       96,792
                                             ------------ ------------

Mandatorily redeemable convertible
 preferred stock                                       -        6,670

Common stock                                     125,060       29,736
Accumulated deficit                               (1,226)     (16,217)
                                             ------------ ------------
Total stockholders' equity                       123,834       13,519
                                             ------------ ------------
Total liabilities and stockholders' equity      $201,943     $116,981
                                             ============ ============


                            iPayment, Inc.
                 Consolidated Statement of Cash Flows
                            (in thousands)

                                                        Year ended
                                                        December 31,
                                                     -----------------
                                                      2003     2002
                                                     -------- --------
Cash flows from operating activities:
 Net income (loss)                                   $15,618    $(493)
 Depreciation and amortization                         8,041    5,453
 Noncash interest expense                              6,383    2,082
 Changes in assets and liabilities:
  Accounts receivable                                 (5,995)  (2,444)
  Prepaid expenses and other current assets           (1,327)   1,045
  Other assets                                         1,375   (7,502)
  Reserve for merchant losses, accounts
   payable and accrued liabilities                    (4,067)  (7,323)
 Other liabilities                                        35      206
                                                     -------- --------
Net cash provided by operating activities             20,063   (8,976)
                                                     -------- --------

Cash flows from investing activities:
 Changes in restricted cash                           (7,850)    (828)
 Expenditures for property and equipment                (631)    (401)
 Acquisitions of businesses, portfolios and other    (75,662)    (994)
 Deferred payment for acquisition of business         (2,099)  (7,784)
                                                     -------- --------
 Net cash used by investing activities               (86,242) (10,007)
                                                     -------- --------

Cash flows from financing activities:
 Proceeds from issuance of long-term debt                  -   30,978
 Repayments of debt                                  (55,267)  (8,505)
 Net borrowings on line of credit                     43,950   (1,949)
 Proceeds from issuance of common stock               76,398        -
                                                     -------- --------
 Net cash provided by financing activities            65,081   20,524
                                                     -------- --------

Net increase in cash                                  (1,098)   1,541
Cash at beginning of period                            1,831      290
                                                     -------- --------

Cash at end of period                                   $733   $1,831
                                                     ======== ========

    CONTACT: iPayment, Inc., Nashville
             Clay Whitson, 615-665-1858, Ext. 115